SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
May 25, 2004

Commission File No. 001-11155

WESTMORELAND COAL COMPANY
(Exact name of registrant as specified in its charter)

Delaware	23-1128670
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

14th Floor, 2 North Cascade Avenue, Colorado Springs, CO 80903
(Address of principal executive offices)                               (Zip Co de)

Registrant’s telephone number, including area code: (719) 442-2600

Item 5. Other Events.

The Company announced today that its subsidiary, Western Energy Company, which owns and operates the Rosebud Mine in Colstrip, Montana, has received a favorable decision in the arbitration with the owners of the Colstrip Electric Generating Station Units 1&2.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

          (c) Exhibits

          Exhibit 99.1 - Press release dated May 25, 2004

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WESTMORELAND COAL COMPANY

Date: May 25, 2004	By: /s/ Ronald H. Beck
Ronald H. Beck
Vice President - Finance and Treasurer
(A Duly Authorized Officer)

EXHIBIT 99.1

Westmoreland Subsidiary To Receive Price Increase
and Approximately $11 Million In Back Net Revenues
Under Colstrip 1&2 Coal Supply Agreement

Colorado Springs, CO – May 25, 2004 – Westmoreland Coal Company (AMEX: WLB) announced today that its subsidiary, Western Energy Company (“WECO”), which owns and operates the Rosebud Mine in Colstrip, Montana, has received a favorable decision in the arbitration with the owners of the Colstrip Electric Generating Station Units 1&2. As a result, WECO will receive a price increase for coal supplied to Colstrip Units 1&2 effective July 2001. WECO has preliminarily estimated the back payment owed for coal supplied from July 31, 2001 through May 2004. Based on the new price, WECO expects to recognize additional net revenue of approximately $11 million in the second quarter 2004. The increased price will remain in effect through expiration of the contract on December 31, 2009 and is subject to adjustment to reflect changes in certain costs at the Rosebud Mine and certain indices.

The price for the coal that WECO supplies to Colstrip Units 1&2 has a cost component and a profit component. The price is periodically re-determined or “re-opened”, with the final re-opener under the contract occurring in July 2001. WECO and the Colstrip 1&2 owners agreed upon the cost component in December 2003, while the arbitration determined the profit component. The new profit component, added to the new cost component, results in a significant price increase under the Colstrip 1&2 Coal Supply Agreement.

“We are pleased that the arbitration panel has awarded WECO a reasonable profit, as required by the contract, and that the Rosebud Mine will continue to deliver to Colstrip Units 1&2 some of the lowest cost fuel in the Western United States,” said Todd Myers, President of Westmoreland Coal Sales Company. “This decision,” he continued, “concludes almost three years of negotiations, mediation, and arbitration. The result delivers acceptable returns to our shareholders, while maintaining the benefits the Colstrip Units 1&2 owners receive from purchasing coal produced by our Rosebud Mine, which is located adjacent to their units.”

Westmoreland Coal Company is the oldest independent coal company in the United States and ranked among the top ten U.S. coal producers again in 2003. Westmoreland’s coal operations include Powder River Basin coal mining in Montana and lignite mining operations in Montana, Texas and North Dakota. The Company also owns interests in three independent power projects. Westmoreland is implementing a growth strategy dedicated to meeting America’s dual goals of low-cost power and a clean environment through the acquisition and development of complementary, niche opportunities in coal, power and other segments of the energy sector. For more information about Westmoreland, visit www.westmoreland.com.

Throughout this news release, we make statements that are not historical facts or information and that may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include, but are not limited to, the information set forth in Management’s Discussion and Analysis of Financial Condition and Results of Operations. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “projects,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results, levels of activity, performance or achievements, or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions; health care cost trends; the cost and capacity of the surety bond market; our ability to manage growth and significantly expanded operations; our ability to implement our growth and development strategy; our ability to pay accumulated preferred stock dividends; our ability to retain key senior management; our access to financing; our ability to maintain compliance with debt covenants; our ability to identify new business opportunities; our ability to negotiate new profitable coal contracts and price reopeners and extensions of existing contracts; our ability to maintain satisfactory labor relations; changes in the industry; competition; our ability to utilize our net operating loss carryforwards; our ability to invest cash in the reclamation deposits account at acceptable rates of return; weather conditions; the cost and availability of transportation, including rail transportation; price of fuels other than coal; the cost of coal produced by other countries; the demand for electricity; the effect of regulatory and legal proceedings, including the bankruptcy filing by Touch America Holdings Inc. and Entech Inc.; the claims between the Company and Montana Power; and the other factors discussed in Items 1, 3 and Item 7 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, and Form 10-Q for the period ended March 31, 2004 filed with the Securities and Exchange Commission. As a result of the foregoing and other factors, we can give no assurance as to our future results and achievements. We disclaim any duty to update these statements, even if subsequent events cause our views to change.

###

Contact: Diane Jones (719) 442-2600